Exhibit 5.1

October 3, 2025

Commercial Bancgroup, Inc.

6710 Cumberland Gap Parkway

Harrogate, Tennessee 37752

Ladies and Gentlemen:

We have acted as counsel to Commercial Bancgroup, Inc., a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 850,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company that may be issued from time to time by the Company pursuant to the Commercial Bancgroup, Inc. 2025 Omnibus Incentive Plan (the “Plan”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (i) the Registration Statement, (ii) the Company’s Amended and Restated Charter as filed with the Secretary of State of the State of Tennessee on September 18, 2025, (iii) the Company’s Amended and Restated Bylaws adopted by the board of directors of the Company (the “Board”) on September 19, 2025, (iv) the Plan, (v) resolutions adopted by the Board on August 25, 2025, approving the Plan and the reservation of the Shares, (vi) resolutions adopted by the Board on September 19, 2025, approving the filing of the Registration Statement with respect to the Shares, and (vii) the action by written consent of the shareholders of the Company, effective September 16, 2025, providing for the approval of the Plan by the Company’s shareholders, and we have made such other investigation as we have deemed appropriate. We have also reviewed such matters of law as we have deemed necessary to render the opinions expressed herein. For purposes of this opinion letter, we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, the conformity to the original or final versions of the documents submitted to us as copies or drafts, that all signatures on each such document are genuine, and the legal capacity of all natural persons executing documents. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.

This opinion is based on the laws of the State of Tennessee, as currently in effect. We do not express any opinion as to the effect of the laws of any other jurisdiction.

Commercial Bancgroup, Inc.

October 3, 2025

Based upon and subject to the foregoing, it is our opinion that the Shares, when and if issued and paid for in accordance with the terms of the Plan, the applicable authorizing resolutions, and any applicable grant or award agreement, will be legally issued, fully paid, and non-assessable.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP
K&L Gates LLP